EXHIBIT 12
                                                                     ----------



                  PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                               Years  Ended  December 31,
                                             1998          1997       1996
                                             ----          ----       ----

Income before income taxes and
     after minority interest                 $18,172    $ 20,651      $10,957

Undistributed equity income                     (102)       (408)         --

Minority interest income of
     subsidiaries with fixed charges           1,823       6,074        7,000
                                               -----       -----      -------

Adjusted earnings                             19,893      26,317       17,957
                                              ======      ======      =======

Interest on debt                               8,469       7,477        5,977

Debt issuance costs                            4,978         360        2,735
                                              ------        ----       ------

Total fixed charges                           13,447       7,837        8,712
                                              ------       -----       ------

Total available earnings
     before fixed charges                     33,340      34,154       26,669
                                              ======      ======       ======

Ratio                                           2.5         4.4          3.1
                                                ===         ===        ======